Exhibit 10.17

DEFINED CONTRIBUTION AGREEMENT

This DEFINED CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into this 1st day of July, 2021 (the “Effective Date”), by and among PRIME MERIDIAN BANK, a Florida bank (the “Bank) and wholly owned subsidiary of Prime Meridian Holding Company (the “Holding Company”), and CLINT WEBER (the “Executive”). Capitalized terms used herein are defined in Section 10 of this Agreement.

BACKGROUND

The Bank and the Executive now desire to enter into this Agreement to establish the terms and conditions of the nonqualified account balance deferred compensation plan to be maintained by the Bank on the Executive’s behalf.

AGREEMENT

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:

1.

General Terms and Conditions.  The Bank hereby establishes a nonqualified account balance deferred compensation plan for the benefit of the Executive.  Section 2 below describes the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events as described in, and subject to the terms and conditions of, this Agreement; provided the Executive remains in the Continuous Service of the Bank from the Effective Date until the specified event. Each benefit described in Section 2 is in lieu of any other benefit therein.  No benefits under this Agreement shall be payable with respect to any event other than the events described below, and the benefits otherwise payable pursuant to Section 2 below are subject to the further limitations in Section 2(g).

2.	Retirement Benefits.
a.

Termination on or after Normal Retirement Age. If Executive remains in the Continuous Service of the Bank until attaining Normal Retirement Age, then on the first day of the month following the Executive’s Normal Retirement Age (the “Normal Retirement Date”), the Bank shall pay to the Executive the annual benefit for ten (10) years that would fully amortize the Executive’s Account Balance at Executive’s Normal Retirement Date (using the Discount Rate and reasonable actuarial assumptions in accordance with Generally Accepted Accounting Principles (“GAAP”) as reasonably applied by the Bank) (rounded down to the nearest whole dollar). Payment of the annual benefit shall commence upon the Executive’s Normal Retirement Date and be paid in equal monthly installments on the first day of each month thereafter until paid in full.

b.

Termination Prior to Normal Retirement Age.  If prior to the Executive attaining Normal Retirement Age, (i) the Bank involuntarily discharges Executive for any reason other than (A) for Cause, (B) because the Executive becomes Permanently Disabled or (C) on or within twelve (12) months following the effective date of a Change in Control or (ii) the Executive resigns other than (A) because the Executive becomes Permanently Disabled or (B) on or within twelve (12) months following the effective date of a Change in Control, then the Bank shall pay to the Executive in a single lump sum on or within thirty (30) days after the Executive’s Separation from Service an amount equal to the vested portion of the Executive’s Account Balance at the time of Executive’s Separation from Service.

Until the Executive is 100% vested on the tenth anniversary of the Effective Date, the Executive becomes vested in the benefit under this Subsection 2(b) in equal 20% increments commencing on the sixth anniversary of the Effective Date, provided the Executive remains employed by the Bank on each vesting date.  However, if a Change in Control occurs before Separation from Service, the vesting condition lapse when the Change in Control occurs.

c.

Termination in Connection with a Change in Control.  If before, on or after Normal Retirement Age, (i) the Bank on or within the twelve (12) months following the effective date of a Change in Control involuntarily discharges Executive other than (A) for Cause or (B) because the Executive becomes Permanently Disabled or (ii) the Executive on or within twelve (12) months following the effective date of a Change in Control resigns other than because the Executive becomes Permanently Disabled, then the Bank shall pay to the Executive in a single lump sum on or within thirty (30) days after the Executive’s Separation from Service an amount equal to the Executive’s Account Balance at the time of Executive’s Separation from Service.

d.

Disability.  If Executive becomes Permanently Disabled before any event described in Subsections (a), (b) or (c) above, the Bank shall pay to the Executive an annual benefit for ten (10) years based on the Executive’s Account Balance at the time Executive becomes Permanently Disabled, plus interest at the Discount Rate used for the benefit described in Subsection (a) above.  Beginning on the Executive’s Normal Retirement Date, the Bank will pay the Account Balance in 120 substantially equal monthly installments, crediting interest at the Discount Rate, compounded monthly, until the Account Balance is paid in full.

e.

Death.  If Executive dies while in the employ of the Bank and before the occurrence of any event triggering the Executive’s entitlement to a benefit under Subsection (a), (b), (c), or (d) above, then the Bank shall pay to the Executive’s Beneficiary in a single lump sum on or within thirty (30) days after the Executive’s death an amount equal to the Executive’s Account Balance at the time of Executive’s death.  If Executive dies after the occurrence of any event triggering the Executive’s entitlement to a benefit under Subsection (a), (b), (c), or (d) above and prior to payment of Executive’s entire Account Balance, the Executive’s Beneficiary shall receive in a single lump sum on or within thirty (30) days after the Executive’s death an amount equal to the Executive’s remaining Account Balance at the time of Executive’s death.

f.

Forfeiture of Benefits; Regulatory Limitations.  Notwithstanding any other provision of this Agreement, if (i) the Bank discharges the Executive for Cause, or grounds exist for the Bank to discharge the Executive for Cause, regardless of whether an event triggering an entitlement to a benefit under Subsection (a) through (e) has occurred, no benefits shall be paid under this Agreement and any previously paid amounts shall be repaid to Bank by Executive upon five (5) days’ notice.  The obligations of the Bank under this Agreement are further subject to its adherence to applicable state and federal banking regulations, rules, or statutes.

g.

Temporary Suspension Applicable to a Specified Employee.  Notwithstanding the foregoing provisions of this Section 2, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code Section 409A and Treasury Regulation section 1.409A-1(i), and if the payment of benefit amounts under Section 2 of this Agreement will result in additional tax or interest to the Executive because of Code Section 409A, the payment to the Executive under Section 2 may not commence earlier than six months after termination of the Executive’s employment for reasons other than the Executive’s death. Payment of benefit amounts otherwise due shall be delayed to the extent necessary under Code Section 409A until the earlier of six (6) months after Separation from Service or the date of Executive’s death, as applicable.  Any payments that are so delayed shall be paid in a single lump sum in cash in the seventh month following Executive’s Separation from Service or, within thirty (30) days after the Executive’s death, if earlier.

3.

Amendment; Termination.  This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.  The Bank may unilaterally amend the Agreement to conform with written directives to the Bank to comply with legislative changes or tax law, including, without limitation, Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.  No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Code Section 409A.  No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.  Notwithstanding the preceding provisions of this Section 3, the Bank may elect to terminate the Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix). In any such event, the Bank shall distribute to the Executive the Accrual Balance in a single lump sum at the earliest date permitted under such Treasury Regulations.  The amount of the benefit (but not the timing of payment) shall be determined as if the effective date of the termination of the Agreement constituted an involuntary discharge by the Bank other than for Cause on or within twelve (12) months following a Change in Control.

4.	ERISA Provisions.
a.

Plan Administrator Duties.  This Agreement shall be administered by the Board of Directors of the Bank (the “Board of Directors”), or such committee or person(s) as the Board of Directors shall appoint.  The Board of Directors, (or its delegatee(s)) in its capacity as the “administrator” of the Agreement for purposes of ERISA, shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.  The decision or action of the Board of Directors (or its delegatee) with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Agreement. The “Named Fiduciary” under the Agreement is the Bank.

b.	Claims Procedures.
i.	Notice of Denial.
1.

If Executive or a Beneficiary (a “claimant”) is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination (whether such claim is denied in whole or in part) within a reasonable period of time but no later than ninety (90) days after the Claims Administrator receives the claim.  However, under special circumstances (to be determined by the Claims Administrator), the Claims Administrator may extend the time for processing the claim to a day no later than one hundred eighty (180) days after the Claims Administrator receives the claim.  The claimant shall be notified in writing within the initial 90-day period of the need to extend the time for review, the special circumstances requiring an extension, and the date by which a decision is expected.

2.

With respect to a claim for benefits due to Executive being Permanently Disabled, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination within a reasonable period of time but no later than forty-five (45) days after the Claims Administrator receives the claim.  This 45-day period may be extended up to thirty (30) days if an extension is necessary due to matters beyond the control of the Agreement (to be determined by the Claims Administrator) and the claimant is notified, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Claims Administrator expects to render a decision.  If, prior to the end of the first 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Agreement (to be determined by the Claims Administrator), a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Claims Administrator notifies the claimant, prior to the expiration of the initial 30-day extension period, of the circumstances requiring the extension and the date as of which the Claims Administrator expects to render a decision.  In the case of any such extension, the notice of extension shall also specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall have at least forty-five (45) days within which to provide the specified information, if any.

ii.

Contents of Notice of Denial.  If a claimant is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial.  Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive being Permanently Disabled, be provided in a culturally and linguistically appropriate manner) and shall set forth:

1.	the specific reason or reasons for the denial;

2.	specific references to the pertinent provisions of this Agreement on which the denial is based;

3.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

4.

an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

5.	in the case of a claim for benefits due to Executive being Permanently Disabled:
A.

a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Agreement of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Agreement in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and a disability determination regarding the claimant presented by the claimant to the Agreement made by the Social Security Administration;

B.

if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request in writing;

C.

the specific internal rules, guidelines, protocols, standards or other similar criteria of the Agreement relied upon in making the adverse determination, or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Agreement do not exist; and

D.

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

iii.	Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:
1.	submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and

2.	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim

3.

request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to Executive being Permanently Disabled), which shall include:

A.

a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

B.	in the case of a claim for benefits due to Executive being Permanently Disabled:
i.

before issuing an adverse benefit determination on review, providing the claimant, free of charge with any new or additional evidence considered, relied upon, or generated by the Agreement or other person making the benefit determination (or at the direction of the Agreement or such other person) in connection with the claim as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date; and

ii.

before issuing an adverse benefit determination on review based on a new or additional rationale, providing the claimant, free of charge, with the rationale as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.

iv.	Application for Review.
1.

If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (2) of this Section 4(b)(iv), he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

2.

If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to Executive being Permanently Disabled, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial.

v.

Hearing.  Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.

vi.

Notice of Hearing.  At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

vii.	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

viii.

Decision on Review.  No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to Executive being Permanently Disabled) after the date of receipt of the written application for review.  If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review.  In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial.  Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive being Permanently Disabled, be provided in a culturally and linguistically appropriate manner) and shall include:

1.	the specific reason or reasons for the adverse benefit determination;

2.	specific references to the pertinent provisions of this Agreement on which the adverse benefit determination is based;

3.

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

4.	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on review;

5.	a statement regarding the availability of other voluntary alternative dispute resolution options;

6.	in the case of a claim for benefits due to Executive being Permanently Disabled:
A.

a description of any contractual limitations period that applies to the claimant’s right to bring a civil action under Section 502(a) of ERISA, including the calendar date on which the contractual limitations period expires for the claim;

B.

a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Agreement of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational professionals whose advice was obtained on behalf of the Agreement in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and a disability determination regarding the claimant presented by the claimant to the Agreement made by the Social Security Administration;

C.

if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

D.

the specific internal rules, guidelines, protocols, standards or other similar criteria of the Agreement relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon Executive or any other party claiming benefits under this Agreement.

ix.

Calculating Time Periods.  The period of time within which a benefit determination initially or on review is required to be made shall begin at the time a claim or request for review is filed in accordance with the procedures of the Agreement, without regard to whether all the information necessary to make a benefit determination accompanies the filing.  In the event that a period of time is extended due to the failure of a claimant to submit information necessary to decide a claim or review, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

x.

Standards for Culturally and Linguistically Appropriate Notices.  With respect to any notices required to be provided in a culturally and linguistically appropriate manner, the Agreement shall provide (i) oral language services in the applicable non-English language (that include answering questions in any applicable non-English language and providing assistance with filing claims in any applicable non-English language), (ii) a statement in the applicable non-English language, prominently displayed on notices, explaining how to access language services and (iii) notices in the applicable non-English language upon request. For this purpose, a non-English language is an applicable non-English language if 10% or more of the population residing in the county for which the notice is sent is literate only in the same non-English language.

xi.

Adjudication of Disability Benefit Claims: Independence and Impartiality.  All claims and appeals with respect to benefits due to Executive being Permanently Disabled shall adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.  Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based upon the likelihood that the individual will support the denial of benefits.

xii.	Exhaustion of Administrative Remedies Available under the Agreement.
1.

In no event will Executive be entitled to challenge the Claims Administrator’s decision in court or any other proceeding unless and until these claims procedures are exhausted.  The Executive then shall have one hundred eighty (180) days from the date of receipt of the Claims Administrator’s decision on appeal in which to file suit regarding a claim for benefits under this Agreement.  If suit is not filed within such one hundred eighty (180)-day period, it shall be forever barred.

2.

Notwithstanding the foregoing, in the case of a claim for benefits due to Executive being Permanently Disabled, if the Claims Administrator or Appeals Fiduciary, as applicable, fails to strictly adhere to all the applicable requirements hereunder, the claimant is deemed to have exhausted the administrative remedies available under the Agreement, except as provided in the paragraph below with respect to de minimis violations.  If the claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.

The administrative remedies available under the Agreement will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant, provided the Agreement demonstrates that the violation was for good cause or due to matters beyond the control of the Agreement and that the violation occurred in the context of an ongoing, good faith exchange of information between the Agreement and the claimant. A violation shall not be de minimis if it is part of a pattern or practice of violations by the Agreement.  The claimant may request a written explanation of the violation from the Agreement, and the Agreement must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the available administrative remedies to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that the Agreement met the standards for the de minimis exception the claim shall be considered as refiled on appeal upon the Agreement’s receipt of the court’s decision. Within a reasonable time after the receipt of the decision, the Agreement shall provide the claimant with notice of the resubmission.

xiii.	Definitions. For purposes of the Agreement’s claims procedures, the following words and phrases shall have the respective meanings set forth below:
1.

“Adverse benefit determination” means any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a claimant’s eligibility to participate in a plan and with respect to a claim for benefits due to Executive being Permanently Disabled, shall also mean any rescission of disability coverage with respect to a Participant or Beneficiary (whether or not there is an adverse effect on any particular benefit at that time), where rescission means a cancellation or discontinuance of coverage that has retroactive effect, except to the extent it is attributable to a failure to timely pay required premiums or contributions towards the cost of coverage.

2.

“Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive being Permanently Disabled made pursuant to this Subsection (b).

3.	“Claims Administrator” means the Board of Directors or such other person designated by the Board of Directors from time to time and named by notice to Executive.

4.

A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, (C) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination, or (D) in the case of a claim for benefits due to Executive being Permanently Disabled, constitutes a statement of policy or guidance with respect to the Agreement concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

xiv.

Person Authorized to Act on Behalf of Claimant.  The Claims Administrator may establish reasonable procedures to permit an authorized person to act on behalf of the claimant (and for determining whether a person has been authorized to act on behalf of a claimant).

5.	Funding by Bank.
a.

The benefit obligations of the Bank set forth herein constitute an unfunded retirement arrangement, the obligations under which shall be reflected on the general ledger of the Bank (the “Retirement Liability”).  The general corporate funds of the Bank shall be the sole source of payment of the Retirement Liability.  The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay the Retirement Liability.  Executive and Executive’s Beneficiary or any successor in interest shall be and shall remain unsecured general creditors of the Bank with respect to the Retirement Liability.  Executive and Executive’s Beneficiary shall have no interest in any property of the Bank or any other rights with respect thereto except to the extent of the contractual right to the Retirement Liability represented by the obligations described in Section 2 of this Agreement.

b.

Notwithstanding anything herein to the contrary, the Bank has no obligation whatsoever to set aside assets, either directly or indirectly, in a trust for purposes of paying the Retirement Liability under this Agreement.  The Retirement Liability is not a deposit, is not otherwise funded by the Bank and is not insured by the Federal Deposit Insurance Corporation and does not constitute a trust account or any other special obligation of the Bank and does not have priority of payment over any other general obligations of the Bank.  If the Bank determines in its sole discretion to set aside assets in a grantor trust for the purpose of paying benefits under this Agreement, the grantor trust shall not be located outside of the United States or subsequently transferred to any trust outside of the United States.

c.

Notwithstanding anything herein to the contrary, the Bank, in its sole discretion, may procure corporate-owned life insurance covering the life of the Executive, with respect to which the Bank shall be the beneficiary, to pay the Bank’s obligations under this Agreement.  Executive agrees to fully cooperate with the Bank to enable the Bank to procure such life insurance, including undertaking a physical to the extent needed to procure the policy.  Executive and Executive’s Beneficiary, however, shall have no interest in any such policy of the Bank or any other rights with respect to such policy, the proceeds of which will be paid to the Bank.  The Bank in its sole discretion will determine whether to procure any such policy and, if the Bank elects to procure such policy, the face amount of such policy.

6.

Employment of Executive; Other Agreements.  The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever.  No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of the Bank to discharge Executive with or without cause.

7.	Withholding.
a.

The Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Executive under the Agreement, including federal and state income tax withholding, except the Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Code Section 409A and regulations thereunder, if any, and all employment taxes due to be paid by the Bank pursuant to Code Section 3121(v) and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act (“FICA”) taxes on the present value of payments hereunder which are no longer subject to vesting).  The Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  By participating in the Agreement, the Executive consents to the deduction of all tax withholdings attributable to participation in the Agreement from the benefits due under the Agreement or other payments due to the Executive by the Bank to satisfy the employee-portion of such obligations.  If insufficient cash wages are available or, if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.

b.

Notwithstanding any other provision in the Agreement to the contrary, to the extent permitted by Code Section 409A, payments due under the Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) and any state, local, and foreign tax obligations (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to the Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”).  Accelerated payments pursuant to this Section 7(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions.  Any accelerated payments pursuant to this Section 7(b) shall reduce the benefit otherwise payable to the Executive pursuant to the Agreement.

c.

Notwithstanding any other provision in the Agreement to the contrary, the Executive shall be liable for all taxes related to payments under this Agreement, and the Bank shall not be liable to any interested party for any such taxes or if the Agreement fails to be exempt from or to comply with Code Section 409A.

8.

Jury Trial Waiver.  EXECUTIVE AND THE BANK HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR AGAINST EXECUTIVE OR THE BANK, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.

Executive must initial here: CW

9.	Miscellaneous Provisions.
a.

Counterparts.  This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

b.

Construction.  As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular.  The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations.  The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

c.

Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

d.

Governing Law.  This Agreement is made in the State of Florida and shall be governed in all respects and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

e.

Binding Effect.  This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives.  Without limiting the foregoing this Agreement shall be binding upon any successor of the Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of the Bank.  This Agreement may not be assigned by any party without the prior written consent of each other party hereto.

f.

No Trust.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and Executive, Executive’s Beneficiary or any other person.

g.

Assignment of Rights and Benefits.  No right or benefit provided in this Agreement will be transferable by Executive except, upon his death, to a named Beneficiary as provided in this Agreement.  No right or benefit provided for in the Agreement will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.  No right or benefit provided for in the Agreement will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Bank.

h.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

a.

Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto, at the following addresses:

Bank:

Prime Meridian Bank

1471 Timberlane Road

Tallahassee, Florida 32312

Attention: Corporate Secretary

Executive: Address on file with Bank

j.	Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

k.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

xx.

Accelerated Payouts in the Event of 409A Violations.  Notwithstanding any other provision of the Agreement to the contrary, the Bank shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.

10.	Definitions. Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
a.	“Account” means the bookkeeping account established by the Bank under this Agreement for the benefit of Executive and to which the Bank shall record the amount of each contribution.

b.

“Account Balance” means, as of any date, the aggregate amount credited to the Executive’s Account under this Agreement. The Bank, in its sole and absolute discretion, shall determine what, if any, amounts shall be credited to Executive’s Account in any particular calendar year, provided, however, if Executive remains in the Continuous Service of the Bank until attaining Normal Retirement Age, that the Bank must credit to the Executive’s Account, no later than the Executive’s Normal Retirement Age, the amount that would result in an Account Balance at the time of Executive’s Normal Retirement Date equal to the present value, using the Discount Rate and reasonable actuarial assumptions in accordance with GAAP as reasonably applied by the Bank, of $50,000 of annual retirement benefits for ten (10) years in equal monthly installments on the first day of each month commencing upon the Executive’s Normal Retirement Date.

c.

“Beneficiary” shall mean the person(s) designated by the Executive to receive any death benefits described under Section 2(e) of the Agreement.  The Executive shall designate his Beneficiary in writing to the Bank pursuant to procedures as may be established from time to time; provided, however, if no such designation has been made or if the Beneficiary predeceases Executive, the Beneficiary of Executive under this Agreement shall be Executive’s legally married spouse, if any, or, if there is no legally married surviving spouse, the Beneficiary shall be Executive’s estate.

d.

“Cause” shall have the same meaning given to the same or similar term in any employment agreement between the parties as may be in effect from time to time; provided, however, if there is no such term or similar term in the employment agreement or if there is no such employment agreement, then the term shall mean (i) intentional misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Executive’s obligations contained herein, including, without limitation, acts competitive with or deliberately harmful to the business of the Bank; (ii) any intentional misstatement or omission to the directors or executive officers of the Bank with respect to any matter; (iii) the intentional failure of the Executive to follow the reasonable instructions and policies of the Bank; or (iv) the Executive’s conviction, admission or confession of any felony or an unlawful act involving active and willful fraud or moral turpitude.

e.

“Change in Control” shall mean (i) any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any entity, person or any group thereof acting in concert, of 50% or more of the outstanding shares of common stock of the Holding Company; or (ii) the sale of 50% or more of the collective assets of the Holding Company.  For purposes of this Section 10(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Holding Company.  Change in Control shall be construed consistent with its meaning under Section 409A of the Code.

f.	“Code” means the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations promulgated thereunder.

g.	“Continuous Service” shall mean continuous full-time employment by the Executive with the Bank or any affiliates as a common law employee.

h.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all applicable rules and regulations promulgated thereunder,

a.	“Normal Retirement Age” means the attainment of age sixty-five (65) by the Executive.

b.

“Permanently Disabled” shall mean any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that results in Executive (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under the Bank’s long-term disability plan covering Executive.  The determination of whether Executive is Permanently Disabled shall be made by the Bank and shall be construed consistent with its meaning under Section 409A of the Code.

c.

“Separation from Service” shall mean a termination of the Executive’s employment where either (i) the Executive has ceased to perform any services for the Bank and all affiliated companies that, together with the Bank, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding either a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract or any other decrease permitted under Code Section 409A) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months), consistent with a “separation from service” within the meaning of Code Section 409A. All references to termination or discharge of employment shall be deemed to refer to a “separation from service.”

(l) “Discount Rate” shall mean the interest rate designated by the Board of Directors for determining the present value of any benefits payable under this Agreement and/or the amount of the installment payments necessary to fully amortize the Executive’s Account at the designated Discount Rate over the specified payment period. The Board of Directors has the authority to designate and/or adjust the Discount Rate, in its sole discretion, so as to maintain the rate within reasonable standards according to GAAP and applicable bank regulatory guidance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PRIME MERIDIAN BANK:

By:  /s/ Sammie D. Dixon, Jr.

Name: Sammie D. Dixon, Jr.

Title: Chief Executive Officer & President

EXECUTIVE:

/s/ Clint Weber

Clint Weber

DESIGNATION OF BENEFICIARY FORM
UNDER
DEFINED CONTRIBUTION AGREEMENT

Pursuant to Section 10(d) of the DEFINED CONTRIBUTION AGREEMENT (the “Agreement”), I, CLINT WEBER, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death.  This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above.  Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above.  If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death.  In the event you have no designated beneficiary upon your death, any benefits due will be paid to your legally-married spouse, if any, or, if there is no legally-married surviving spouse, to your estate.  In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date

Clint Weber